Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, COO, dhyzak@mainstcapital.com

Brent D. Smith, CFO, bsmith@mainstcapital.com

713-350-6000

Dennard • Lascar Associates

Ken Dennard | ken@dennardlascar.com

Jenny Zhou | jzhou@dennardlascar.com

713-529-6600

Main Street Announces Increase in Commitments

Under its Credit Facility to $597.5 Million

HOUSTON, April 30, 2015 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced the expansion of total commitments under its five-year credit facility (the “Credit Facility”) from $572.5 million to $597.5 million and an increase in the accordion feature of the Credit Facility from $650.0 million to $750.0 million.  The $25.0 million increase in total commitments under the Credit Facility was the result of a commitment increase by one of the existing lenders in the facility.  The recent increase in total commitments was executed under the accordion feature of the Credit Facility which allows for an increase in total commitments under the facility up to $750.0 million from new and existing lenders on the same terms and conditions as the existing commitments.  The recent increase in total commitments under the Credit Facility provides Main Street with access to additional financing capacity in support of its future investment and operational activities.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

# # #